77K. Change in Independent Registered Public Accounting Firm (Unaudited)

On May 22, 2007, with the approval of the audit committee, PricewaterhouseCoopers LLP was dismissed as the independent registered public accounting firm for the UFT.

The UFT, with the approval of its Board of Trustees and its Audit Committee, engaged KPMG LLP as its new independent registered public accounting firm on May 22, 2007 to audit the UFT’s financial statements for the fiscal year ending December 31, 2007.

The report of PwC on the financial statements of the UFT for the most recent fiscal period ended December 31, 2006 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.

In connection with its audit for the fiscal period ended December 31, 2006, there have been no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC would have caused them to make reference thereto in their report on the financial statements for such years.